Exhibit 99.1

TRICO MARINE SERVICES REPORTS SECOND QUARTER 2004 RESULTS

HOUSTON, August 9, 2004 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (NASDAQ: TMAR - News) today announced a net loss for the second quarter of 2004 of $44.7 million, or $(1.21) per share (diluted), on revenues of $25.7 million. This compares to a net loss of $42.0 million, or $(1.16) per share (diluted), on revenues of $34.5 million for the second quarter of 2003. Trico's net loss for the first six months of 2004 was $61.2 million, or $(1.66) per share (diluted), on revenues of $49.3 million. This compares to a net loss of $55.5 million, or $(1.53) per share (diluted), on revenues of $63.5 million for the first six months of 2003.

Included in the second quarter and year-to-date loss for 2004 are impairment charges of $8.6 million on assets held for use, and a loss of $8.7 million on three of the Company's older North Sea platform supply vessels which are classified as held for sale. These vessels, one of which was sold after the end of the second quarter, are being actively marketed for sale to enable the Company to focus on its newer, more profitable vessels, and to provide short-term liquidity. Also included in the 2004 loss are restructuring costs of $1.7 million, comprised mainly of fees paid to the Company's and its creditors' financial and legal advisors, and accelerated amortization of deferred financing costs of $7.2 million and original issue discounts of $2.8 million, which are included in "Amortization of deferred financing costs" and "Interest expense," respectively.

The 2003 second quarter and year-to-date net losses include an impairment of goodwill charge of $28.6 million, primarily related to the Company's North Sea subsidiary acquired in 1997. Also in the second quarter of 2003, the Company recorded a loss on assets held for sale of $5.2 million after a decision was made to sell one of the Company's larger North Sea vessels and an investment in a construction project in Brazil.

Day rates for the Company's Gulf class supply boats averaged $4,303 with utilization of 46% in the second quarter of 2004, compared to $4,942 with utilization of 56% in the second quarter of 2003. North Sea day rates averaged $10,271 with utilization of 77% in the second quarter of 2004, compared to $11,911 with utilization of 88% for the second quarter of 2003. The crew and line handlers averaged $2,466 with utilization of 89% in the second quarter of 2004 compared to $2,984 with utilization of 65% in the second quarter of 2003.

During the first six months of 2004, day rates for the Company's Gulf class supply boats averaged $4,295 with utilization of 45%, compared to $5,094 with utilization of 52% in 2003. North Sea day rates averaged $10,360 with utilization of 72% in the first six months of 2004, compared to $11,223 with utilization of 84% for the first six months of 2003. The crew and line handlers averaged $2,480 with utilization of 87% in the first six months of 2004 compared to $2,873 with utilization of 67% in the first six months of 2003.

Direct vessel operating expenses decreased in the second quarter of 2004 to $19.4 million, compared to $21.3 million for the second quarter of 2003, due primarily to reduced labor and maintenance costs, particularly in the North Sea, as a result of the Norwegian government increasing their partial reimbursement of crew costs, and the sale of a large North Sea vessel in September 2003.

As announced previously, during the second quarter of 2004, the Company defaulted under its senior unsecured notes indenture and, by way of cross-default, the $55 million secured term loan facility. Neither the maturity of the senior unsecured notes nor that of the secured term loan facility has been accelerated as of the date of this announcement. The Company has held and continues to hold discussions with the holders of the senior unsecured notes and the holders of the $55 million secured term loan facility and their financial and legal advisors. To date, no resolutions or agreements have been reached.

In addition to the Company's financial restructuring initiative, the Company began implementing an operational restructuring plan during the second quarter of 2004 in an effort to preserve liquidity and improve operating results and cash flows. As part of this plan, the Company has initiated a cost reduction program and intends to relocate vessels to relatively stronger markets.

Following the filing of the Company's Form 10-K for the fiscal year ended December 31, 2003 (the "2003 Form 10-K"), the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "SEC") selected the 2003 Form 10-K for review. The SEC commented that Statement of Financial Accounting Standards ("SFAS") No. 6, "Classification of Short-Term Obligations Expected to be Refinanced - an amendment of ARB No. 43, Chapter 3A" appeared to apply to the Company's Norwegian Kroner ("NOK") 800 million revolving credit facility (the "Trico Supply Bank Facility"). After consultations with the staff members of the SEC and a review of the Trico Supply Bank Facility, the SEC advised, and the Company and its auditors agreed that the outstanding balance of the facility should technically be classified as a current liability in accordance with SFAS No. 6 since the facility contains a subjective acceleration clause (material adverse change clause) and the agreement language replaces short-term advances with other short-term advances. Previously, the Company presented the outstanding balance as a long-term liability because the facility has a final maturity of September 2009 and the fact that the Company does not use cash to repay advances on a short-term basis, but instead rolls over an advance into a new advance period. The Company had NOK 410 million outstanding under this facility as of June 30, 2004 ($59.1 million) and December 31, 2003 ($61.5 million). The Company's Norwegian operating subsidiary, Trico Shipping AS, is the borrower of this facility. This change in classification does not affect the Company's compliance with this facility or other currently outstanding debt instruments, and does not affect the liquidity position of the Company for any period previously reported.

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Please visit our website at http://www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited ) (In thousands, except share and per share amounts)
	Three months Ended		Six months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Revenues:	$ 25,746	$ 34,492	$ 49,315	$ 63,503

Operating expenses:
Direct vessel operating expenses and other	19,429	21,251	37,541	41,780
General and administrative	4,122	3,924	7,677	7,729
Restructuring costs	1,698	-	1,698	-
Amortization of marine inspection costs	3,133	2,615	6,013	4,972
Depreciation and amortization expense	8,387	8,652	16,674	17,176
Impairment of goodwill	-	28,640	-	28,640
Impairment of long-lived assets	8,584	-	8,584	-
Loss on assets held for sale	8,674	5,225	8,674	5,225
Loss (gain) on sale of assets, net	2	(1)	11	(484)
	54,029	70,306	86,872	105,038

Operating loss	(28,283)	(35,814)	(37,557)	(41,535)

Interest expense	10,492	7,726	17,928	15,584
Amortization of deferred financing costs	7,460	244	7,700	471
Loss on early retirement of debt	-	-	618	-
Other (income) expense, net	(135)	(573)	(634)	235
Loss before taxes	(46,100)	(43,211)	(63,169)	(57,825)

Income tax benefit	(1,374)	(1,222)	(1,989)	(2,365)

Net loss	$ (44,726)	$ (41,989)	$ (61,180)	$ (55,460)

Basic and Diluted loss per common share:
Net loss	$ (1.21)	$ (1.16)	$ (1.66)	$ (1.53)
Average common shares outstanding	36,862,735	36,272,335	36,856,773	36,272,335

Average Day Rates:
Supply (Gulf class)	$ 4,303	$ 4,942	$ 4,295	$ 5,094
Supply /Anchor Handling (North Sea)	10,271	11,911	10,360	11,223
Crew/line handling	2,466	2,984	2,480	2,873

Utilization:
Supply (Gulf class)	46%	56%	45%	52%
Supply /Anchor Handling (North Sea)	77%	88%	72%	84%
Crew/line handling	89%	65%	87%	67%

Average number of Vessels:
Supply (Gulf class)	48.0	48.0	48.0	48.0
Supply/Anchor Handling (North Sea )	19.0	20.0	19.0	20.0
Crew/line handling	17.0	18.0	17.0	17.9

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited ) (In thousands, except share and per share amounts)
	June 30,	December 31,
ASSETS	2004	2003
Current assets:		Restated
Cash and cash equivalents	$ 22,569	$ 25,892
Restricted cash	1,346	1,708
Accounts receivable, net	28,481	30,451
Prepaid expenses and other current assets	2,466	1,501
Assets held for sale	10,282	-
Total current assets	65,144	59,552

Property and equipment, at cost:
Land and buildings	3,762	6,402
Marine vessels	614,604	661,729
Construction-in-progress	586	170
Transportation and other	5,190	4,628
	624,142	672,929
Less accumulated depreciation and amortization	185,403	185,910
Net property and equipment	438,739	487,019

Restricted cash - noncurrent	6,642	-
Other assets	31,959	38,620
Total assets	$ 542,484	$ 585,191

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$ 368,613	$ 66,266
Accounts payable	5,619	6,190
Accrued expenses	6,345	6,352
Accrued insurance reserve	4,003	4,497
Accrued interest	14,643	3,656
Income taxes payable	301	331
Total current liabilities	399,524	87,292

Long-term debt, net of discounts	31,571	313,900
Deferred income taxes	36,270	39,772
Other liabilities	2,139	2,196
Total liabilities	469,504	443,160

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and
no shares issued at June 30, 2004 and December 31, 2003	-	-
Common stock, $.01 par value, 55,000,000 shares authorized,
shares outstanding at June 30, 2004 and December 31, 2003	370	370
Additional paid-in capital	338,071	338,007
Accumulated deficit	(276,025)	(214,845)
Unearned compensation	(153)	(127)
Cumulative foreign currency translation adjustment	10,718	18,627
Treasury Stock, at par value, 72,302 shares at June 30, 2004 and December 31, 2003	(1)	(1)
Total stockholders' equity	72,980	142,031

Total liabilities and stockholders' equity	$ 542,484	$ 585,191